SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
          Suspension of Duty to File Reports Under Section 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                         Commission File Number 0-19666


                        PHYSICIAN COMPUTER NETWORK, INC.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

             1200 The American Road, Morris Plains, New Jersey 07950
                                 (973) 490-3100
           -----------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, $.01 par value per share
           -----------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
           -----------------------------------------------------------
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i) [X]     Rule 12h-3(b)(1)(ii)[ ]
            Rule 12g-4(a)(1)(ii)[ ]     Rule 12h-3(b)(2)(i) [ ]
            Rule 12g-4(a)(2)(i) [ ]     Rule 12h-3(b)(2)(ii)[ ]
            Rule 12g-4(a)(2)(ii)[ ]     Rule 15d-6[ ]
                            Rule 12h-3(b)(1)(i)

  Approximate number of holders of record as of the certification or notice date:

                                None
                        ---------------------

  Pursuant to the requirements of the Securities Exchange Act of
      1934, Physician Computer Network, Inc. has caused this
        certification/notice to be signed on its behalf by
              the undersigned duly authorized person.


      DATE:  June 23, 2000               BY: /s/ Paul  M. Antinori
                                             Name: Paul M. Antinori
                                             Title: Vice President